As filed with the Securities and Exchange Commission on March 10, 2016

Registration No. 333-142472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST INDUSTRIAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	36-3935116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

311 S. Wacker Drive, Suite 3900

Chicago, Illinois 60606

(312) 344-4300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce W. Duncan Chairman, President and Chief Executive Officer First Industrial Realty Trust, Inc. 311 S. Wacker Drive, Suite 3900 Chicago, Illinois 60606 (312) 344-4300 (Name of agent for service)	Copies to: Howard A. Nagelberg James R. Whitney Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison St., Suite 3900 Chicago, Illinois 60606 (312) 984-3100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

On April 30, 2007, First Industrial Realty Trust, Inc. (the “Company”) filed an automatic shelf registration statement on Form S-3 (File No. 333-142472) (as subsequently amended, the “Registration Statement”), with the Securities and Exchange Commission, to register the resale from time to time of up to 3,927,120 shares of the Company’s common stock, par value $0.01 per share (the “Registered Securities”), by the selling stockholders identified in the Registration Statement, which Registered Securities were issuable in certain circumstances in exchange for certain notes offered by First Industrial, L.P., a Delaware limited partnership (the “Notes”).

No Notes have been exchanged for Registered Securities and, as the Notes have been repaid and are no longer outstanding, no Registered Securities will be issued in exchange for the Notes. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 and hereby terminates the effectiveness of the Registration Statement and deregisters all of the Registered Securities registered for resale under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on March 9, 2016.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Scott A. Musil
Scott A. Musil
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce W. Duncan	President, Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2016
Bruce W. Duncan

/s/ Scott A. Musil	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	March 9, 2016
Scott A. Musil

/s/ W. Edwin Tyler	Director	March 9, 2016
W. Edwin Tyler

/s/ Matthew S. Dominski	Director	March 9, 2016
Matthew S. Dominski

/s/ H. Patrick Hackett, Jr.	Director	March 9, 2016
H. Patrick Hackett, Jr.

/s/ John E. Rau	Director	March 9, 2016
John E. Rau

/s/ L. Peter Sharpe	Director	March 9, 2016
L. Peter Sharpe